3: EX-99.77C VOTES 3 q77pvr.htm VOTING MATTERS

A special meeting of the fund's shareholders was held on April 16, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
James C. Curvey
Affirmative	5,702,930,355.79	97.148
Withheld	167,419,011.13	2.852
TOTAL	5,870,349,366.92	100.000
Albert R. Gamper, Jr.
Affirmative	5,709,010,282.30	97.252
Withheld	161,339,084.62	2.748
TOTAL	5,870,349,366.92	100.000
George H. Heilmeier
Affirmative	5,704,835,115.57	97.181
Withheld	165,514,251.35	2.819
TOTAL	5,870,349,366.92	100.000
Arthur E. Johnson
Affirmative	5,706,699,643.22	97.212
Withheld	163,649,723.70	2.788
TOTAL	5,870,349,366.92	100.000
Edward C. Johnson 3d
Affirmative	5,699,509,964.40	97.090
Withheld	170,839,402.52	2.910
TOTAL	5,870,349,366.92	100.000
James H. Keyes
Affirmative	5,708,066,853.56	97.236
Withheld	162,282,513.36	2.764
TOTAL	5,870,349,366.92	100.000
Marie L. Knowles
Affirmative	5,708,358,882.98	97.241
Withheld	161,990,483.94	2.759
TOTAL	5,870,349,366.92	100.000
Kenneth L. Wolfe
Affirmative	5,707,638,179.43	97.228
Withheld	162,711,187.49	2.772
TOTAL	5,870,349,366.92	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	3,675,213,378.12	62.606
Against	496,448,961.43	8.457
Abstain	253,235,394.26	4.314
Broker Non-Votes	1,445,451,633.11	24.623
TOTAL	5,870,349,366.92	100.000

A Denotes trust-wide proposal and voting results.